Exhibit 99

FOR IMMEDIATE RELEASE

Media: Julie Ketay, +1.312.558.8727
Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE CORPORATION ANNOUNCES DIRECTOR RESIGNATION

Battenberg resigns from company’s board of directors

CHICAGO (October 31, 2006) – Sara Lee Corporation (NYSE: SLE) today announced that J.T. Battenberg III, a director of the corporation, has decided to resign from the company’s board of directors, effective immediately.

“We thank J.T. for his contributions to the board of directors. He brought a wealth of strategy and global operating experience to Sara Lee, and we greatly appreciate his commitment and dedication to the company,” said Brenda C. Barnes, chairman and chief executive officer, Sara Lee Corporation.

Battenberg, 63, is former chairman, chief executive officer and president of Delphi Corporation. Battenberg was first elected to Sara Lee’s board of directors in 2002.

In submitting his resignation, Battenberg noted that he believes that defending himself against the lawsuit filed yesterday by the Securities and Exchange Commission relating to his tenure as chief executive officer at Delphi Corp. would be a great distraction. He concluded that, under the circumstances, it would be in the best interest of Sara Lee shareholders for him to resign from the board.

Sara Lee’s board of directors is expected to reduce the size of the board from 12 directors to 11 directors, at its next regularly scheduled meeting.

Company Profile
Sara Lee Corporation (www.saralee.com) is a Chicago-based global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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